Exhibit 99.1

[Phar-Mor LOGO HERE]

Phar-Mor, Inc.
20 FEDERAL PLAZA WEST
P.O. BOX 400
YOUNGSTOWN, OHIO 44501-0400
330-740-1054
330-740-2985 FAX

NEWSNEWSNEWSNEWSNEWSNEWSNEWSNEWSNEWSNEWSNEWSNEWSNEWS

FOR IMMEDIATE RELEASE
--------------------------------------

                   PHAR-MOR, INC. TO ACQUIRE PHARMHOUSE CORP. FOR
                     $8.45 MILLION IN CASH AND ASSUMPTION OF DEBT
                      All 32 Pharmhouse Stores Will Remain Open

YOUNGSTOWN, OHIO AND NEW YORK, NY DECEMBER 17, 1998 - Phar-Mor, Inc. (PMOR:
NASDAQ) and Pharmhouse Corp. (PHSE: NASDAQ) today announced that Phar-Mor will acquire Pharmhouse for $8.45 million in cash plus the assumption of approximately $26.0 million in debt, for a total valuation of $34.45 million. Under the terms of the agreement, Phar-Mor will pay each Pharmhouse shareholder $3.25 per share in cash.

Phar-Mor operates 106 deep discount drug stores in 19 states and has annual revenues $1.1 billion. Pharmhouse, based in New York City operates 32 discount drug stores in eight mid-Atlantic and New England states under the names "Pharmhouse" and "The Rx Place" and has annual revenues of $200 million. The two operations will be consolidated, thereby reducing administrative and operating costs through economies of scale and by leveraging Phar-Mor's state-of-the-art distribution and warehouse systems.

"We are very excited about the potential of this acquisition, which will further allow us to expand our market share in the Northeast," said David Schwartz, President and Chief Operating Officer of Phar-Mor. "This business combination, which will increase our store count by 30%, will also enable us to leverage our resources and infrastructure and achieve important operating efficiencies. To the extent the Pharmhouse stores are large enough, it will also provide us with an opportunity to further expand our highly successful Super Phar-Mor concept. More significantly, this transaction is expected to be accretive to Phar-Mor's earnings in the first full fiscal year after the transaction closes and will be significantly more accretive in the second full year."
"This transaction will benefit Pharmhouse's shareholders, customers and store employees alike," said Ken Davis, President, Chief Executive Officer and Chief

Operating Officer of Pharmhouse Corp. "Phar-Mor has a long history of innovation with a special focus on customer satisfaction. Combining with Phar-Mor will enable us to lower our operating costs and provide customers with new initiatives. As the same time, the transaction will maximize shareholder value."

Pharmhouse and Rx Place stores will continue to operate under their current names and no store closings are currently expected as a result of the acquisition. The transaction, which is subject to customary closing conditions, as well as regulatory and Pharmhouse shareholder approval, is expected to close by March 1, 1999.

The Phar-Mor website is located as www.pharmor.com and the Company's common stock is traded on the NASDAQ National Market under the symbol "PMOR".

This press release contains forward-looking statements. The actual results of Phar-Mor and Pharmhouse may differ materially from those contained in the forward-looking statement. Factors that may cause such differences are identified in Phar-Mor's Current Report on 10-Q dated September 26, 1998 and Annual Report on 10-K dated June 27, 1998 and Pharmhouse's Current Report on 10-Q dated October 31, 1998 and Annual Report on 10-K dated January 31, 1998.

Contacts:

For Phar-Mor:
Vicki Elkins
(212) 848-7784

For Pharmhouse:
Marcie Davis
Executive Vice President
(212) 977-9400 ext. 530

Kenneth Davis
President, Chief Executive Officer and Chief Operating Officer
(212) 977-9400 ext. 680

                                  ####